Exhibit 99.6

The information in this prospectus supplement is not complete and may be changed. [A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.] This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated           , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE WARRANT OFFERINGS](1)

PROSPECTUS SUPPLEMENT

(To Prospectus dated             , 20    )

Warrants to Purchase Up to                [Type of Security]

We are offering for sale warrants to purchase up to                  [type of security].  Each warrant entitles the holder to purchase        [type of security].

The exercise price will be $        per warrant.  The warrants will be exercisable beginning on                   , 20  , and will expire on                   , 20  , or earlier upon redemption.

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company incorporated in Maryland. We have elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, we also make equity investments.

We are externally managed by our investment adviser, Ares Capital Management LLC, a wholly owned subsidiary of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission (“SEC”) registered investment adviser with approximately $      billion of total committed capital under management as of                 , 20  . Ares Operations LLC, a wholly owned subsidiary of Ares Management LLC, provides the administrative services necessary for us to operate.

[Our common stock is traded on The NASDAQ Global Select Market under the symbol “ARCC.” On                , 20  , the last reported sales price of our common stock on The NASDAQ Global Select Market was $          per share. The net asset value per share of our common stock at                , 20  (the last date prior to the date of this prospectus supplement on which we determined net asset value) was $         .]

Investing in our warrants involves risks that are described in the “Risk Factors” section beginning on page S-[   ] of this prospective supplement and page [    ] of the accompanying prospectus, including the risk of leverage.

This prospectus supplement and the accompanying prospectus concisely provide important information about us that you should know before investing in our warrants. Please read this prospectus supplement and the accompanying prospectus before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information is available free of charge by calling us collect at (310) 201-4200 or on our website at www.arescapitalcorp.com. The SEC also maintains a website at www.sec.gov that contains such information. The information on the websites referred to herein is not incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Warrant	Total
Public offering price	$	$
Underwriting discount (sales load)	$	$
Proceeds, before expenses, to Ares Capital Corporation(1)	$	$

(1)               Before deducting expenses payable by us related to this offering, estimated at $              .

[The underwriters may also purchase up to an additional                 warrants from us at the public offering price, less the underwriting discount, within      days of the date of this prospectus supplement to cover overallotments, if any. If the underwriters exercise this option in full, the total public offering price will be $             , the total underwriting discount (sales load) paid by us will be $             , and total proceeds, before expenses, will be $             .]

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about              , 20   .

The date of this prospectus supplement is              , 20   .

(1)  In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

TABLE OF CONTENTS

Page
[Insert table of contents from base prospectus.]

i

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve a number of risks and uncertainties, including statements concerning:

•                  our, or our portfolio companies’, future business, operations, operating results or prospects;

•                  the return or impact of current and future investments;

•                  the impact of a protracted decline in the liquidity of credit markets on our business;

•                  the impact of fluctuations in interest rates on our business;

•                  the impact of changes in laws or regulations (including the interpretation thereof) governing our operations or the operations of our portfolio companies;

•                  the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•                  our ability to recover unrealized losses;

•                  our ability to successfully invest any capital raised in this offering;

•                  market conditions and our ability to access alternative debt markets and additional debt and equity capital;

•                  our contractual arrangements and relationships with third parties;

•                  Middle East turmoil and the potential for rising energy prices and its impact on the industries in which we invest;

•                  the general economy and its impact on the industries in which we invest;

•                  the uncertainty surrounding the strength of the U.S. economic recovery;

•                  European sovereign debt issues;

•                  the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•                  our expected financings and investments;

•                  our ability to successfully complete and integrate any acquisitions;

•                  the adequacy of our cash resources and working capital;

•                  the timing, form and amount of any dividend distributions;

•                  the timing of cash flows, if any, from the operations of our portfolio companies; and

•                  the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information included in this prospectus supplement or the accompanying prospectus.

The forward-looking statements included in this prospectus supplement and the accompanying prospectus have been based on information available to us as of their respective dates, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

The forward-looking statements in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

THE COMPANY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “the Company” and “Ares Capital” refer to Ares Capital Corporation and its consolidated subsidiaries; “Ares Capital Management” and the “investment adviser” refer to Ares Capital Management LLC; “Ares Operations” and the “administrator” refer to Ares Operations LLC; and “Ares” refers to Ares Management LLC (“Ares Management”) and its affiliated companies (other than portfolio companies of its affiliated funds).

[As described in more detail below, we consummated the acquisition (the “Allied Acquisition”) of Allied Capital Corporation (“Allied Capital”) on April 1, 2010. Other than as specifically set forth herein or in the accompanying prospectus, financial information presented herein and in the accompanying prospectus for and as of periods ended on or prior to                     , 20     does not include any information in respect of Allied Capital. In addition, other than as specifically set forth herein or in the accompanying prospectus, financial information for the year ended December 31, 2010, including, without limitation, with respect to the Company’s consolidated statements of operations, stockholders’ equity and cash flows, only includes results attributable to Allied Capital for the period beginning on April 1, 2010.]

Ares Capital

Ares Capital, a Maryland corporation, is a specialty finance company that is a closed-end, non-diversified management investment company. We have elected to be regulated as a business development company, or a “BDC,” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, or the “Investment Company Act.” We were founded on April 16, 2004, were initially funded on June 23, 2004 and completed our initial public offering on October 8, 2004. We are one of the largest BDCs with approximately $      billion of total assets as of                 , 20  .

We are externally managed by our investment adviser, Ares Capital Management, a wholly owned subsidiary of Ares Management, a global alternative asset manager and an SEC registered investment adviser with approximately $      billion of total committed capital under management as of                 , 20  . Our administrator, Ares Operations, a wholly owned subsidiary of Ares Management, provides the administrative services necessary for us to operate.

Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in U.S. middle-market companies, where we believe the supply of primary capital is limited and the investment opportunities are most attractive. However, we may from time to time invest in larger companies. In this prospectus supplement, we generally use the term “middle-market” to refer to companies with annual EBITDA between $10 million and $250 million. As used herein, EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.

We invest primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component. First and second lien senior loans generally are senior debt instruments that rank ahead of subordinated debt of a given portfolio company. Mezzanine debt is subordinated to senior loans and is generally unsecured. Our investments in corporate borrowers generally range between $     million and $      million each, investments in the project finance/power generation sector generally range between $     million and $      million each and investments in the venture finance sector generally range between $     million and $     million each. However, the investment sizes may be more or less than these ranges and may vary based on our capital availability.

To a lesser extent, we also make preferred and/or common equity investments, which have generally been non-control equity investments of less than $      million (usually in conjunction with a concurrent debt investment). However, we may increase the size or change the nature of these investments.

The proportion of these types of investments will change over time given our views on, among other things, the economic and credit environment in which we are operating. In connection with our investing activities, we may make commitments with respect to indebtedness or securities of a potential portfolio company substantially in excess of our final investment. In such situations, while we may initially agree to fund up to a certain dollar amount of an investment, we may subsequently syndicate a portion of such amount to third parties, such that we are left with a smaller investment than what was reflected in our original commitment.  In addition to originating investments, we may also acquire investments in the secondary market.

The first and second lien senior loans in which we invest generally have stated terms of three to 10 years and the mezzanine debt investments in which we invest generally have stated terms of up to 10 years, but the expected average life of such first and second lien loans and mezzanine debt is generally between three and seven years. However, we may invest in loans and securities with any maturity or duration. The instruments in which we invest typically are not initially rated by any rating agency, but we believe that if such instruments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s Rating Services), which is an indication of having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. We may invest without limit in debt or other securities of any rating, as well as debt or other securities that have not been rated by any nationally recognized statistical rating organization.

We believe that our investment adviser, Ares Capital Management, is able to leverage the current investment platform, resources and existing relationships with financial sponsors, financial institutions, hedge funds and other investment firms of Ares to provide us with attractive investment opportunities. In addition to deal flow, the Ares investment platform assists our investment adviser in analyzing, structuring and monitoring investments. Ares has been in existence for more than       years and its senior partners have an average of over       years experience investing in senior loans, high yield bonds, mezzanine debt and private equity securities. The Company has access to the Ares staff of approximately       investment professionals and approximately       administrative professionals who provide assistance in accounting, finance, legal, compliance, operations, information technology and investor relations.

Since our initial public offering on October 8, 2004 through                 , 20  , our realized gains have exceeded our realized losses by approximately $      million (excluding the one-time gain on the Allied Acquisition and gains/losses from the extinguishment of debt and other assets). For this same time period, our portfolio exits have resulted in an aggregate cash flow realized internal rate of return to us of approximately      % (based on original cash invested of approximately $      billion and total proceeds from such exits of approximately $      billion). Approximately      % of these exits resulted in an aggregate cash flow internal rate of return to us of      % or greater. Internal rate of return is the discount rate that makes the net present value of all cash flows related to a particular investment equal to zero. Internal rate of return is gross of expenses related to investments as these expenses are not allocable to specific investments. Investments are considered to be exited when the original investment objective has been achieved through the receipt of cash and/or non-cash consideration upon the repayment of our debt investment or sale of an investment or through the determination that no further consideration was collectible and, thus, a loss may have been realized. These internal rate of return results are historical results relating to our past performance and are not necessarily indicative of future results, the achievement of which cannot be assured.

We and General Electric Capital Corporation and GE Global Sponsor Finance LLC (collectively, “GE”) also co-invest through an unconsolidated vehicle, the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”). The SSLP was initially formed in December 2007 to co-invest in “stretch senior” and “unitranche” loans (loans that combine both senior and subordinated debt, generally in a first lien position) of middle-market companies. As of                  , 20  , the SSLP had approximately $      billion of available capital, approximately $      billion in aggregate principal amount of which was funded as of                  , 20  . At                  , 20  , we had agreed to make available to the SSLP approximately $      billion, of which approximately $      billion was funded. The SSLP is capitalized as transactions are completed and all portfolio decisions and generally all other decisions in respect of the SSLP must be approved by an investment committee of the SSLP consisting of representatives of the Company and GE (with approval from a representative of each required). As of                  , 20  , our investment in the SSLP was approximately $      billion at fair value (including unrealized appreciation of $      million) which represented      % of our total portfolio at fair value. Effective March 30, 2012, Ares Capital Management assumed from the Company the role of co-manager of the SSLP. However, this change did not impact the Company’s economics in respect of its participation in the SSLP.

While our primary focus is to generate current income and capital appreciation through investments in first and second lien senior loans and mezzanine debt and, to a lesser extent, equity securities of eligible portfolio companies, we also may invest up to 30% of our portfolio in non-qualifying assets, as permitted by the Investment Company Act. See “Regulation” in the accompanying prospectus. Specifically, as part of this 30% basket, we may invest in entities that are not considered “eligible portfolio companies” (as defined in the Investment Company Act), including companies located outside of the United States, entities that are operating pursuant to certain exceptions under the Investment Company Act, and publicly traded entities whose public equity market capitalization exceeds the levels provided for under the Investment Company Act.

Our portfolio company, Ivy Hill Asset Management, L.P. (“IHAM”), which became an SEC registered investment adviser effective March 30, 2012, manages      unconsolidated credit vehicles and sub-manages or sub-advises       other unconsolidated credit vehicles (these vehicles managed or sub-managed/sub-advised by IHAM are collectively referred to as the “IHAM Vehicles”), which are described in more detail under “Business—Investments—Managed Vehicles” in the accompanying prospectus.  We have also made direct investments in securities of certain of these vehicles. As of                 , 20  , IHAM had total committed capital under management of approximately $      billion, which included approximately $      billion invested by Ares Capital in IHAM or securities issued by the IHAM Vehicles. In connection with IHAM’s registration as a registered investment adviser, on March 30, 2012, we received exemptive relief from the SEC allowing us to, subject to certain conditions, own directly or indirectly up to 100% of IHAM’s outstanding equity interests and make additional investments in IHAM.

About Ares

Founded in 1997, Ares is a global alternative asset manager and an SEC registered investment adviser with approximately $      billion of total committed capital under management and over      employees as of                 , 20  .

Ares specializes in originating and managing assets in both the leveraged finance and private equity markets. Ares’ leveraged finance activities include the origination, acquisition and management of senior loans, high yield bonds, mezzanine debt and special situation investments. Ares’ private equity activities focus on providing flexible, junior capital to middle-market companies. Ares has the ability to invest across a capital structure, from senior floating rate debt to common equity. This flexibility, combined with Ares’ “buy and hold” philosophy, enables Ares to structure an investment to meet the specific needs of a company rather than the less flexible demands of the public markets.

Ares is comprised of the following groups:

•      Private Debt Group. The Ares Private Debt Group manages Ares Capital, Ares Capital Europe (Ares’ European private debt business), Ares’ commercial real estate business (which includes private funds and Ares Commercial Real Estate Corporation (NYSE: ACRE)) as well as certain other private funds and managed accounts. The Ares Private Debt Group also co-manages the SSLP. In the aggregate, the Ares Private Debt Group had approximately $      billion of total committed capital under management as of               , 20  , including capital which may be committed for investment both directly and through certain financial services portfolio companies of the Company. The Ares Private Debt Group focuses primarily on non-syndicated first and second lien senior loans and mezzanine debt, which in some cases may include an equity component. The Ares Private Debt Group also makes equity investments in private middle-market companies, usually in conjunction with a concurrent debt investment.

•      Capital Markets Group. The Ares Capital Markets Group had approximately $      billion of total committed capital under management as of                 , 20   and focuses primarily on syndicated senior secured loans, high yield bonds, distressed debt, other liquid fixed income investments and other publicly traded debt securities.

•      Private Equity Group. The Ares Private Equity Group had approximately $      billion of total committed capital under management as of                 , 20  , primarily through Ares Corporate Opportunities Fund L.P., Ares Corporate Opportunities Fund II, L.P., Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities Fund IV, L.P. (collectively referred to as “ACOF”). ACOF generally makes private equity investments in amounts substantially larger than the private equity investments anticipated to be made by Ares Capital. In particular, the Ares Private Equity Group generally focuses on control-oriented equity investments in under-capitalized companies or companies with capital structure issues.

Ares’ senior partners have been working together as a group for many years and have an average of over       years of experience in leveraged finance, private equity, distressed debt, investment banking and capital markets. They are backed by a team of approximately      highly disciplined investment professionals covering current investments in more than     companies across over      industries. Ares’ rigorous investment approach is based upon an intensive, independent financial analysis, with a focus on preservation of capital, diversification and active portfolio management. These fundamentals underlie Ares’ investment strategy and have resulted in large pension funds, banks, insurance companies, endowments and certain high net worth individuals investing in Ares’ funds.

Ares Capital Management

Ares Capital Management, our investment adviser, is served by an origination, investment and portfolio management team of approximately      U.S.-based investment professionals led by the senior partners of the Ares Private

Debt Group:                                                                                                                                                 . Ares Capital Management leverages off of Ares’ investment platform and benefits from the significant capital markets, trading and research expertise of Ares’ investment professionals. Ares Capital Management’s investment committee has       members, including the senior partners of the Ares Private Debt Group, senior partners in the Ares Private Equity Group and a senior adviser to the Ares Capital Markets Group.

Recent Developments

[Insert description of recent developments at time of offering.]

Our Corporate Information

Our administrative offices are located at                                                                                     , telephone number (310) 201-4200, and our executive offices are located at                                                                            , telephone number (212) 750-7300.

SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement.  This section outlines the specific legal and financial terms of our warrants.  You should read this section together with the more general description of our warrants in this prospectus supplement under the heading “Description of Our Warrants” and in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants.  Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of our warrants in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants.  If that occurs, you will have committed to buy [type of security] at a price above the prevailing market price and you will have an immediate unrealized loss.  Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies.  You should not consider the exercise price an indication of our value or any assurance of future value.  After the date of this prospectus supplement, our [type of security] may trade at prices above or below the subscription price.]

[Insert any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

[FEES AND EXPENSES(2)

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this table or the accompanying prospectus contains a reference to our fees or expenses, we will pay such fees and expenses out of our net assets and, consequently, stockholders will indirectly bear such fees or expenses as investors in Ares Capital.

Stockholder transaction expenses (as a percentage of offering price):
Sales load		%(1)
Offering expenses		%(2)
Dividend reinvestment plan expenses	None	(3)
Total stockholder transaction expenses paid		%

Annual expenses (as a percentage of consolidated net assets attributable to common stock)(4):
Management fees	%(5)
Incentive fees	%(6)
Interest payments on borrowed funds	%(7)
Other expenses	%(8)
Acquired fund fees and expenses	%(9)
Total annual expenses	%(10)

(1)                                  The underwriting discounts and commissions with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.

(2)                                  Amount reflects estimated offering expenses of approximately $      and based on the       shares offered in this offering (assuming that the underwriters do not exercise their overallotment option).

(3)                                  The expenses of the dividend reinvestment plan are included in “Other expenses.”

(4)                                  The “consolidated net assets attributable to common stock” used to calculate percentages in this table is our average net assets of $      billion for the                  ended                 , 20  .

(5)                                  Our management fee is currently       % of our total assets other than cash and cash equivalents (which includes assets purchased with borrowed amounts). For the purposes of this table, we have assumed that we maintain no cash or cash equivalents. The      % reflected on the table is higher than      % because it is calculated on our average net assets (rather than our average total assets). See “Management—Investment Advisory and Management Agreement” in the accompanying prospectus.

(6)                                  This item represents our investment adviser’s incentive fees estimated by annualizing our incentive fee related to our pre-incentive fee net investment income for the                  ended                 , 20   and annualizing our accrual in accordance with GAAP of a capital gains incentive fee of $      million for the                 ended                 , 20  , even though no capital gains incentive fee was payable under the investment advisory and management agreement.

GAAP requires that the capital gains incentive fee accrual consider the cumulative aggregate unrealized capital appreciation in the calculation, as a capital gains incentive fee would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee actually payable under the Investment Company Act or the investment advisory and management agreement. This GAAP accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital depreciation included in the calculation of the Capital Gains Fee (as defined below) plus the aggregate cumulative unrealized capital appreciation. If such amount is positive at the end of a period, then GAAP requires us to record a capital gains incentive fee equal to 20% of such cumulative amount, less the aggregate amount of actual Capital Gains Fees paid or capital gains incentive fees accrued under GAAP in all prior periods. The resulting accrual for any capital gains incentive fee under GAAP in a given period may result in an additional expense if such cumulative amount is greater than in the prior period or a reversal of previously recorded expense if such cumulative amount is less than in the prior period. If such cumulative amount is negative,

(2)  Include this section if warrants are for the purchase of common stock.

then there is no accrual. There can be no assurance that such unrealized capital appreciation will be realized in the future or that the amount accrued for will ultimately be paid.

For purposes of this table, we have assumed that these fees will be payable (in the case of the capital gain incentive fee) and that they will remain constant, although it is based on Ares Capital’s performance and will not be paid unless Ares Capital achieves certain goals. We expect to invest or otherwise utilize all of the net proceeds from this offering within three months of the date of this prospectus supplement and may have capital gains and interest income that could result in the payment of an incentive fee to our investment adviser in the first year after completion of this offering. Since our initial public offering through                 , 20  , the average quarterly incentive fee accrued (including capital gains incentive fees accrued under GAAP even though they may not be payable) has been approximately      % of our weighted average net assets (     % on an annualized basis). For more detailed information on the calculation of our incentive fees, please see below.  For more detailed information about incentive fees previously incurred by us, please see Note 3 to our consolidated financial statements for the year ended December 31, 20     and the          months ended                 , 20  .

The incentive fee consists of two parts:

The first, payable quarterly in arrears, equals 20% of our pre-incentive fee net investment income (including interest that is accrued but not yet received in cash), subject to a 1.75% quarterly (7.0% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, our investment adviser receives no incentive fee until our net investment income equals the hurdle rate of 1.75% but then receives, as a “catch-up,” 100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875%. The effect of this provision is that, if pre-incentive fee net investment income exceeds 2.1875% in any calendar quarter, our investment adviser will receive 20% of our pre-incentive fee net investment income as if a hurdle rate did not apply.

The second part, payable annually in arrears, equals 20% of our realized capital gains on a cumulative basis from inception through the end of the year, if any, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

We will defer cash payment of any incentive fee otherwise earned by our investment adviser if, during the most recent four full calendar quarter period ending on or prior to the date such payment is to be made, the sum of (a) our aggregate distributions to our stockholders and (b) our change in net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) is less than 7.0% of our net assets (defined as total assets less indebtedness) at the beginning of such period.

These calculations will be adjusted for any share issuances or repurchases.

See “Management—Investment Advisory and Management Agreement” in the accompanying prospectus.

(7)                                 “Interest payments on borrowed funds” represents our interest expense estimated by annualizing our actual interest and credit facility expenses incurred for the                 ended                 , 20  . During the                 ended                 , 20  , our average outstanding borrowings were $           million and cash paid for interest expense was $            million. We had outstanding borrowings of $           million (with a carrying value of $           million) at                 , 20  . This item is based on our assumption that our borrowings and interest costs after this offering will remain similar to those prior to this offering. The amount of leverage that we employ at any particular time will depend on, among other things, our board of directors’ and our investment adviser’s assessment of market and other factors at the time of any proposed borrowing. See “Risk Factors—Risks Relating to Our Business—We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing with us” in the accompanying prospectus.

(8)                                  Includes our overhead expenses, including payments under our administration agreement (as defined in the accompanying prospectus), based on our allocable portion of overhead and other expenses incurred by Ares Operations in performing its obligations under the administration agreement, and income taxes. Such expenses are estimated by annualizing “Other expenses” for the                  ended                 , 20  . The holders of shares of our common stock (and not the holders of our debt securities or preferred stock, if any) indirectly bear the cost associated with our annual expenses. See “Management—Administration Agreement” in the accompanying prospectus.

(9)                                  The Company’s stockholders indirectly bear the expenses of underlying funds or other investment vehicles that would be investment companies under section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the Investment Company Act (“Acquired Funds”) in which the Company invests. This amount includes the estimated annual fees and expenses of Acquired Funds in which the Company is invested as of                 , 20  . Certain of these Acquired Funds are subject to management fees, which generally range from      % to      % of total net assets, or incentive fees, which generally range between      % to      % of net profits. When applicable, fees and expenses estimates are based on historic fees and expenses for the Acquired Funds. For those Acquired Funds with little or no operating history, fees and expenses are estimates based on expected fees and expenses stated in the Acquired Funds’ offering memorandum, private placement memorandum or other similar communication without giving effect to any performance. Future fees and expenses for these Acquired Funds may be substantially higher or lower because certain fees and expenses are based on the performance of the Acquired Funds, which may fluctuate over time.

(10)                            “Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage and increase our total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies. As noted above, “Total annual expenses” is estimated by annualizing certain fees and expenses for the            months ended                     , 20   and including the capital gains incentive fee required by GAAP for the          ended                   , 20  .

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that we would have no additional leverage, that none of our assets are cash or cash equivalents, and that our annual operating expenses would remain at the levels set forth in the table above. Transaction expenses are not included in the following example.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return(1)	$	$	$	$

(1)                                  The above illustration assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation. The expenses you would pay, based on a $1,000 investment and assuming a 5% annual return resulting entirely from net realized capital gains (and therefore subject to the capital gain incentive fee), and otherwise making the same assumptions in the example above, would be: 1 year, $     ; 3 years, $     ; 5 years, $     ; and 10 years, $     . However, cash payment of the capital incentive fee would be deferred if, during the most recent four full calendar quarter period ending on or prior to the date the payment set forth in the example is to be made, the sum of (a) our aggregate distributions to our stockholders and (b) our change in net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) was less than 7.0% of our net assets (defined as total assets less indebtedness) at the beginning of such period (as adjusted for any share issuances or repurchases).

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the investment advisory and management agreement, which, assuming a 5% annual return, would either not be payable or have an insignificant impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, if our board of directors authorizes and we declare a cash dividend, participants in our dividend reinvestment plan who have not otherwise elected to receive cash will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses as actual expenses (including the cost of debt, if any, and other expenses) that we may incur in the future and such actual expenses may be greater or less than those shown.]

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA OF ARES CAPITAL

The following selected financial and other data as of and for the years ended December 31, 20  , 20  , 20  , 20   and 20   are derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm whose report thereon is included elsewhere in this prospectus. The selected financial and other data for the                      ended                     , 20   and other quarterly financial information is derived from our unaudited financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results as of and for the                     ended                     , 20   are not necessarily indicative of the results that may be expected for the year ending December 31, 20  . The data should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities,” which are included elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Selected Condensed Consolidated Financial Data of Ares Capital reflecting most recently filed financials prior to the offering.]

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of                  warrants in this offering will be approximately $      million (or approximately $      million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of $      per warrant, after deducting the underwriting discounts and commissions of $      million (or approximately $      million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $      million payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DESCRIPTION OF OUR WARRANTS

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of our warrants to the extent required to be disclosed by applicable law or regulation.]

[PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS(3)

Our common stock is traded on The NASDAQ Global Select Market under the symbol “ARCC.” Our common stock has historically traded at prices both above and below our net asset value per share. It is not possible to predict whether the common stock offered hereby will trade at, above or below net asset value. See “Risk Factors—Risks Relating to Offerings Pursuant to this Prospectus—Our shares of common stock have traded at a discount from net asset value and may do so again in the future, which could limit our ability to raise additional equity capital” in the accompanying prospectus.

The following table sets forth, for each fiscal quarter for the fiscal years ended December 31, 20  , 20   and 20  , the net asset value per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a percentage of net asset value and the dividends or distributions declared by us. On                 , 20  , the last reported closing sales price of our common stock on The NASDAQ Global Select Market was $       per share, which represented a [premium][discount] of approximately      % to the net asset value per share reported by us as of                 , 20  .

	Net Asset	Price Range		High Sales Price to Net Asset		Low Sales Price to Net Asset		Cash Dividend Per
	Value(1)	High	Low	Value(2)		Value(2)		Share(3)
Year ended December 31, 20
First Quarter	$	$	$		%		%	$
Second Quarter	$	$	$		%		%	$
Third Quarter	$	$	$		%		%	$
Fourth Quarter	$	$	$		%		%	$
Year ended December 31, 20
First Quarter	$	$	$		%		%	$
Second Quarter	$	$	$		%		%	$
Third Quarter	$	$	$		%		%	$
Fourth Quarter	$	$	$		%		%	$
Year ending December 31, 20
[First Quarter]	$	$	$		%		%	$
[Second Quarter]	$	$	$		%		%	$
[Third Quarter]	$	$	$		%		%	$
[Fourth Quarter]	$	$	$		%		%	$

(1)                                  Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low closing sales prices. The net asset values shown are based on outstanding shares at the end of the relevant quarter.

(2)                                 Calculated as the respective high or low closing sales price divided by net asset value.

(3)                                  Represents the dividend or distribution declared in the relevant quarter.

We currently intend to distribute quarterly dividends or distributions to our stockholders. Our quarterly dividends or distributions, if any, will be determined by our board of directors.

(3)  Include this section if warrants are for the purchase of common stock.

The following table summarizes our dividends or distributions declared for the fiscal years ended December 31, 20  , 20  and 20  :

Date Declared	Record Date	Payment Date	Amount
, 20	, 20	, 20	$
, 20	, 20	, 20	$
, 20	, 20	, 20	$
, 20	, 20	, 20	$
Total declared for 20			$
, 20	, 20	, 20	$
, 20	, 20	, 20	$
, 20	, 20	, 20	$
, 20	, 20	, 20	$
Total declared for 20			$
[ , 20 ]	, 20	, 20	$
[ , 20 ]	, 20	, 20	$
[ , 20 ]	, 20	, 20	$
[ , 20 ]	, 20	, 20	$
Total declared for 20			$

To maintain our status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), we must timely distribute an amount equal to at least 90% of our investment company taxable income (as defined by the Code, which generally includes net ordinary income and net short term capital gains) to our stockholders. In addition, we generally will be required to pay an excise tax equal to    % of the amount by which (i)   % of our ordinary income recognized during a calendar year and (ii)      % of our capital gain net income, as defined by the Code, recognized for the one year period ending on October 31st of a calendar year exceeds the distributions for the year. The taxable income on which excise tax is paid is generally distributed to stockholders in the next tax year. Depending on the level of taxable income earned in a tax year, we may choose to carry forward taxable income for distribution in the following year, and pay any applicable excise tax. For the                ended                 , 20   we recorded a net excise tax expense of $      million. For the years ended December 31, 20 and 20   we recorded a net excise tax expense of $      million and $      million, respectively. We cannot assure you that we will achieve results that will permit the payment of any cash distributions. We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a cash dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. See “Dividend Reinvestment Plan” in the accompanying prospectus.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the “Selected Condensed Consolidated Financial Data of Ares Capital” and our financial statements and notes thereto appearing elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION(4)

The following table sets forth (a) our actual capitalization at                 , 20   and (b) our pro forma capitalization to reflect the effects of the sale of our warrants in this offering (assuming that the underwriters do not exercise their overallotment option) assuming a public offering price of $      per warrant, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of , 20 (unaudited, dollar amounts in thousands)
	Actual	Pro Forma
Cash and cash equivalents	$	$
Debt
[List Debt outstanding as of period reported]
Total Debt
Stockholders’ Equity
Common stock, par value $.001 per share, common shares authorized, and common shares issued and outstanding, respectively	$	$
Capital in excess of par value
Accumulated over distributed net investment income
Accumulated net realized gain on investments, foreign currency transactions, extinguishment of debt and acquisitions
Net unrealized loss on investments and foreign currency transactions
Total stockholders’ equity	$	$
Total capitalization	$	$

(4)  Add to Capitalization table the securities underlying the warrants, if applicable.

UNDERWRITING

[                                                  ] are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of warrants set forth opposite its name below.

Underwriter	Number of Warrants

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the warrants sold under the purchase agreement if any of these warrants are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the warrants, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per warrant. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. [The information assumes either no exercise or full exercise by the underwriters of their overallotment option.]

	Per Warrant	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

The expenses of the offering, not including the underwriting discount, are estimated at $               and are payable by us.

[Overallotment Option

We have granted an option to the underwriters to purchase up to                 additional warrants at the public offering price, less the underwriting discount. The underwriters may exercise this option for        days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional warrants proportionate to that underwriter’s initial amount reflected in the above table.]

[No Sales of Similar Securities

We have agreed, with exceptions, not to sell or transfer any warrants or [type of security] for      days after the date of this prospectus supplement without first obtaining the written consent of [                      ].]

[NASDAQ Global Select Market Listing

[Our [type of security] is listed on the NASDAQ Global Select Market under the symbol “       .”]

[Our warrants are a new issue of securities with no established trading market. We intend to list our warrants on                  .  We expect trading in our warrants on                     to begin within       days after the original issue date.  Currently there is no public market for our warrants.

We have been advised by the underwriters that they presently intend to make a market in our warrants after completion of the offering as permitted by applicable laws and regulations.  The underwriters are not obligated, however, to make a market in our warrants and any such market making may be discontinued at any time in the sole discretion of the underwriters without any notice.  Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, our warrants. If any active public trading market for our warrants does not develop, the market price and liquidity of our warrants may be adversely affected.]]

Price Stabilization, Short Positions

Until the distribution of the warrants is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our warrants or [type of security]. However, the representatives may engage in transactions that stabilize the price of the warrants, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our warrants in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of warrants than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing warrants in the open market. In determining the source of warrants to close out the covered short position, the underwriters will consider, among other things, the price of warrants available for purchase in the open market as compared to the price at which they may purchase warrants through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our warrants in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of warrants made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our warrants or preventing or retarding a decline in the market price of our warrants. As a result, the price of our warrants may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on                      , in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our warrants. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the warrants on                       in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of warrants and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our warrants to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Other Relationships

The underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to Ares and its affiliates and managed funds and Ares Capital or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with Ares Capital or on behalf of Ares Capital, Ares or any of our or their portfolio companies, affiliates and/or managed funds. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to Ares, Ares Capital or Ares Capital Management and their affiliates and managed funds.

Affiliates of certain of the underwriters are limited partners of private investment funds affiliated with our investment adviser, Ares Capital Management.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to Ares, Ares Capital, Ares Capital Management or any of the portfolio companies.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the warrants. In addition, after the offering period for the sale of our warrants, the underwriters or their affiliates may develop analyses or opinions related to Ares, Ares Capital or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Ares Capital to our warrantholders or any other persons.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Proskauer Rose LLP, Los Angeles, California, Sutherland Asbill & Brennan LLP, Washington, D.C., and Venable LLP, Baltimore, Maryland. Proskauer Rose LLP has from time to time represented the underwriters, Ares and Ares Capital Management on unrelated matters. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

Warrants to Purchase Up to               [Type of Security]

PROSPECTUS SUPPLEMENT

[Underwriters]

                , 20